Exhibit 99.1


FIRST                                                    22 West State Street
KEYSTONE                                                 Media, PA 19063
FINANCIAL, INC.                                          610-565-6210

                          FOR IMMEDIATE RELEASE
                          ---------------------

                    FIRST KEYSTONE FINANCIAL ANNOUNCES
                          SECOND QUARTER RESULTS

     Media, PA May 15, 2006 - (Nasdaq:FKFS) First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank"), reported today net income for the quarter ended March 31, 2006 of $19,000, or $0.01 per diluted share, compared to $638,000, or $0.34 per diluted share, for the same period last year. Net income for the six months ended March 31, 2006 amounted to $464,000, or $0.24 per diluted share, as compared to $1.2 million, or $0.63 per diluted share, for the same period in 2005. The substantial decline in net income in the 2006 periods was due primarily to a significant increase in the Company's provision for loans losses as well as increased foreclosure costs incurred during the second quarter of fiscal 2006. The increase in the provision reflected the effects of a $1.1 million charge to the loan loss allowance and the increased foreclosure costs were due to the transfer to real estate owned of a large non-performing commercial real estate loan at the end of the second quarter of fiscal 2006.

     "We are very disappointed by the impact of the foreclosure on the quarter's results," stated President and Chief Executive Officer Thomas M. Kelly. "The Company has moved aggressively to resolve our largest non-performing credit and will aggressively market the property for sale. We remain focused on maintaining and increasing our core deposits and attracting higher yielding loans," continued Kelly. "To date for fiscal 2006, total deposits are up by $13.0 million, including $4.3 million of core deposits, our loan portfolio has increased $4.5 million, the level of non-performing assets has declined and the net interest margin has improved from the same period in the prior year," added Kelly.

     Net interest income for the three months ended March 31, 2006 decreased $133,000, or 4.5%, to $2.8 million as compared to the same period in 2005.
The decrease in net interest income was primarily the result of an $83,000, or 1.2% decrease, in interest income for the quarter ended March 31, 2006. As a result of the deleveraging strategy implemented in the fourth quarter of fiscal 2005, the average balance of interest-earning assets decreased $54.8 million, or 10.3%, which was partially offset by a 53 basis point increase in the weighted average yield earned on such assets to 5.68% on a tax-equivalent basis. The decrease in net interest income was also attributable to a $50,000, or 1.3%, increase in interest expense for the quarter ended March 31, 2006 as compared to the second quarter of fiscal 2005 primarily due to 36 basis point increase in the weighted average rate paid on interest-bearing liabilities to 3.24%, offset in part, by a $52.1 million decrease in the average balance of interest-bearing liabilities. The Company's net interest margin, on a tax-equivalent basis, increased by 15 basis points in the second quarter of fiscal 2006 to 2.44% as compared to 2.29% for the second quarter of fiscal 2005.


     On a linked quarter basis, net interest income increased by $48,000, or 1.7% from the quarter ended December 31, 2005. During the second quarter of fiscal 2006, as compared to the first quarter of fiscal 2006, the Company experienced an eight basis point increase in the yield earned on average interest-earning assets which was partially offset by a six basis point increase in the rates paid on interest-bearing liabilities. Notwithstanding the difficult interest rate environment combined with the intense competition being experienced in the marketplace, the Company was able to improve its net interest margin by two basis points to 2.44% compared to the prior quarter.

     For the quarter ended March 31, 2006, non-interest income decreased $301,000 to $800,000 from the same period last year due primarily to the Company not experiencing any gain on sales of investment securities in the 2006 period. During the quarter ended March 31, 2005, the Company recognized $449,000 of gains on sales of investment securities resulting from the implementation of certain asset/liability strategies. The decrease in non-interest income was partially offset by a $158,000 pre-tax gain on the sale of a real estate owned property described below.

     Non-interest expense increased $22,000 to $3.2 million for the quarter ended March 31, 2006 as compared to the same period last year. The increase for the quarter ended March 31, 2006 was primarily due to an increase of $269,000 in professional fees, partially offset by decreases of $209,000 and $84,000 in salaries and employee benefits and other non-interest expense, respectively. Professional fees were substantially higher in the 2006 period due to expenses incurred in connection with the foreclosure of a non-performing commercial loan credit. Salaries and employee benefits costs were higher in the 2005 period due to certain benefits incurred as part of a retirement package as well as accruals for certain incentive programs. Other non-interest expense decreased due to the completion of a bank-wide customer service training program in October 2005 as well as decreases in general administrative expenses.

     Non-performing loans decreased from $5.1 million at September 30, 2005 to $811,000 at March 31, 2006 primarily due to the transfer of a $3.3 million commercial real estate loan to real estate owned and a charge-off of $500,000 for a related commercial business loan combined with the repayment in full of a $770,000 residential construction loan. As of March 31, 2006, the Company transferred to real estate owned a property located in Chesapeake City, Maryland that secured a $3.3 million commercial real estate loan as a result of the Company taking possession of the property. The Company also had a $500,000 commercial business loan secured by the property in connection with this loan relationship. The Company previously allocated reserves of $959,000 as of the quarter ended June 30, 2005. In connection with the Company's review of the fair value of the collateral supporting the loans, the Company recognized an additional reserve of $178,000 in the three months ended March 31, 2006, increasing the total reserve for the loans to approximately $1.1 million. As a result of the transfer of the property to real estate owned, the Company charged-off $1.1 million against the allowance for loan losses in the quarter ended March 31, 2006. The Company is actively marketing the property for sale but realizes that, due to the unique nature of the property as a waterfront restaurant, it might take an extended period to find a buyer. In addition, the Company anticipates that certain repairs and improvements will be necessary to improve the property's marketability, a significant portion of which will be capitalized.

     Offsetting the increase in real estate owned was the sale during the quarter of a golf facility in which the Company held a 25% participation interest. The sale of the property, which was carried at a value of $760,000, resulted in a pre-tax gain of $158,000 which was included in non-interest income. As a result, the net increase in real estate owned was $1.9 million. The net effect of the transfer, sales and repayments was to reduce the Company's total non-performing assets from $5.8 million or 1.12% of total assets at September 30, 2005 to $3.5 million or 0.68% of total assets at March 31, 2006.

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     For the three months ended March 31, 2006, the provision for loan losses increased $480,000 to $525,000 as compared to the same period in 2005. The increase of $480,000 in the provision for loan losses was due to the additional reserve of $180,000 discussed above as well as a determination that an additional provision of $345,000 was required as result of the continual evaluation of the classified and pass loan portfolios to bring the overall allowance for loan losses to a level deemed appropriate. The Company focuses on its loan portfolio management and credit review process to address the current risk profile of the portfolio and manage troubled credits. This analysis includes evaluations of concentrations of credit, past loss experience, current economic conditions, the amount and composition of the loan portfolio, the estimated fair value of underlying collateral, loan commitments outstanding, delinquencies and other factors. The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 356.7% and 68.8% at March 31, 2006 and September 30, 2005, respectively, while the ratio of the allowance to gross loans receivable was 0.94% and 1.14% at the same dates.

     The Company's total assets increased slightly to $519.8 million at March 31, 2006 from $518.1 million at September 30, 2005. Loans receivable increased $4.5 million, or 1.5%, to $306.5 million at March 31, 2006 as the Company continued its emphasis on originating commercial business loans, commercial real estate loans and home equity loans. Deposits increased $13.0 million, or 3.7%, from $349.7 million at September 30, 2005 to $362.7 million at March 31, 2006 as a result of an $8.7 million, or 5.1%, increase in certificates of deposit and, to a lesser extent, an increase of $4.3 million, or 2.4%, in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts). Total borrowings decreased $11.3 million, or 10.0%, to $102.0 million at March 31, 2006 from $113.3 million at September 30, 2005 as the Company used deposit flows to fund its asset growth. Stockholders' equity declined slightly due to a $1.2 million decline in comprehensive income combined with dividend payments in the first quarter of fiscal 2006 totaling $208,000, offset partially by net income of $464,000 for the six months ended March 31, 2006.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations and the effects of the supervisory agreements entered into by the Company and the Bank with the Office of Thrift Supervision. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.


                     FIRST KEYSTONE FINANCIAL, INC.
                        SELECTED OPERATIONS DATA
                  (In thousands except per share data)
                              (Unaudited)


                                                    Three Months Ended       Six Months Ended
                                                         March 31,               March 31,
                                                 ---------------------------------------------
                                                     2006        2005        2006        2005
                                                 ---------------------------------------------
Net interest income                                $ 2,828     $ 2,961     $ 5,608     $ 5,781
Provision for loan losses                              525          45         570          90
Non-interest income                                    800       1,101       1,573       2,000
Non-interest expense                                 3,226       3,204       6,217       6,250
                                                 ---------------------------------------------
Income (loss) before taxes                            (123)        813         394       1,441
Income tax (benefit) expense                          (142)        175         (70)        280
                                                 ---------------------------------------------
Net income                                         $    19     $   638     $   464     $ 1,161
                                                 =============================================
Basic earnings per share                           $  0.01     $  0.35     $  0.25     $  0.64
Diluted earnings per share                            0.01        0.34        0.24        0.63
Dividends per share                                     --        0.11        0.11        0.22
Number of shares outstanding at end of period    2,023,974   2,002,132   2,023,974   2,002,132
Weighted average basic shares outstanding        1,890,608   1,824,419   1,889,463   1,804,703
Weighted average diluted shares outstanding      1,913,500   1,873,905   1,913,029   1,853,511

----------------------------------------------------------------------------------------------



                     FIRST KEYSTONE FINANCIAL, INC.
                         SELECTED FINANCIAL DATA
                  (In thousands, except per share data)
                              (Unaudited)

                                                               March 31,    September 30,
                                                                  2006            2005
                                                               --------------------------
Total assets                                                   $519,755        $518,124
Loans receivable, net                                           306,465         301,979
Investment and mortgage-related securities available for sale   111,965         104,546
Investment and mortgage-related securities held to maturity      45,564          50,921
Cash and cash equivalents                                        16,752          16,155
Deposits                                                        362,710         349,694
Borrowings                                                      101,977         113,303
Junior subordinated debt                                         21,502          21,520
Loan loss allowance                                               2,893           3,475
Total stockholders' equity                                       27,320          28,193
Book value per share                                             $13.50          $13.93



                                    4



                     FIRST KEYSTONE FINANCIAL, INC.
                           OTHER SELECTED DATA
                               (Unaudited)

                                                               At or for the        At or for the
                                                            Three Months Ended     Six Months Ended
                                                                March 31,             March 31,
                                                           -----------------------------------------
                                                             2006        2005        2006      2005
                                                           -----------------------------------------
Return on average assets (1)                                 0.01%       0.45%       0.18%     0.41%
Return on average equity (1)                                 0.27%       8.51%       3.32%     7.79%
Interest rate spread (1) (2)                                 2.44%       2.27%       2.43%     2.21%
Net interest margin (1) (2)                                  2.44%       2.29%       2.43%     2.22%
Interest-earning assets/interest-bearing liabilities(2)    100.10%     100.60%      99.96%   100.49%
Operating expenses to average assets (1)                     2.52%       2.27%       2.44%     2.20%
Ratio of non-performing assets to total assets at
    end of period                                            0.68%       0.98%       0.68%     0.98%
Ratio of allowance for loan losses to gross loans
    receivable at end of period                              0.94%       0.67%       0.94%     0.67%
Ratio of loan loss allowance to non-performing loans
    at end of period                                       356.74%      43.79%     356.74%    43.79%


(1) Annualized.

(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should neither be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable investments. Without the adjustment for taxes, the interest rate spread was 2.36% and 2.21% for the quarters ended March 31, 2006 and 2005, respectively, while the net interest margin was 2.37% and 2.22% for the quarters ended March 31, 2006 and 2005, respectively. Without the adjustment for taxes, the interest rate spread was 2.36% and 2.15% for the six months ended March 31, 2006 and 2005, respectively, while the net interest margin was 2.36% and 2.16% for the six months ended March 31, 2006 and 2005, respectively. In addition, with respect to December 31, 2005, without the adjustment for taxes, the interest rate margin was 2.35%.



CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210









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